Exhibit 10 (iii)(u)










December 27, 2000

Mr. Michael D. Radcliff

Dear Michael:

I am pleased to offer you the position of Senior Vice
President of Ingersoll-Rand Company, President, E-Business &
Chief Technology Officer reporting to me. You will be nominated for election to Senior Vice President, Ingersoll
Rand Company at the February meeting of the Compensation and Nominating Committee of our Board of Directors (the
"Committee").

The following is an outline of our offer:

1. Your starting base salary will be at an annual rate of $350,000 paid monthly.

2. You will be eligible for an annual incentive opportunity targeted at 70% of salary depending upon your performance and Ingersoll-Rand Company performance.

3. Upon relocation to North Carolina, you will receive a $100,000 relocation support payment.

4. You will be recommended for an award of 40,000 (forty thousand) non-qualified stock options. All stock option awards vest over a three-year period, one third each year. This award is subject to approval by the Compensation and Nominating Committee (the "Committee") of Ingersoll-Rand's Board of Directors and to the terms and conditions of awards made under our Incentive Stock Plan. Your award recommendation will be considered by the Committee at their first meeting following your first day of employment. These options will be priced at the Fair Market Value of Ingersoll-Rand stock, at the stock market close on the day following approval by the Committee. Thereafter, you will be considered a full participant and be eligible to receive awards, at a target of 40,000 stock options, under the plan in future years as administered by the Committee.

    Upon acceptance of this offer and commencement of employment, the Company will recommend that the Committee award you 5,000 performance shares for 2001. These performance shares vest according to achievement of Ingersoll-Rand earnings per share (EPS) growth targets and sector operating income goals. These shares are distributed February following the Board's approval of the Company EPS performance. In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at the time of each award.

4.  You will be eligible for the complete program of
    employee benefits offered to all Ingersoll-Rand salaried employees in accordance with the terms and conditions of
    those plans.   Please note that your medical and life
    insurance coverage with Ingersoll-Rand will commence on the first day of the month following employment.

    Further, as an Officer of the Company, you will be nominated for membership in the company's Elected Officer
    Supplemental (Pension) Plan, under the terms and conditions of that plan.

5. The Company will recommend to the Committee that you be offered a standard officer's change of control agreement.

6. You will be entitled to paid vacation in accordance with company policy, which in your case is four weeks per calendar year.

7.  If applicable, you will be eligible for the company's
    Relocation Program, a copy of which is enclosed.

8. You will be provided a company car in accordance with our company car policy.

9.  You will be eligible for the company's Executive Health
    Program.

10. You will be eligible for the company's Tax, Estate and Financial Planning service provided by Ayco Corporation to Officers.

11. In the event of an involuntary termination from Ingersoll-Rand for other than gross cause, the Company will provide a severance payment of twelve months base salary and twelve months medical and dental benefits.

12. This offer is conditional upon satisfactorily passing a drug test, finalization of our reference checking and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Michael, we all believe that you can make a significant contribution in this new role and would very much like to have you on our executive team.

In the meantime, please contact Gillian Scholes (201/573 3009) or myself if you have any questions.

Sincerely,


/s/ Herbert L. Henkel
Herbert L. Henkel
Chairman, President and Chief Executive Officer



cc:  R. C. Butler
     G. Scholes

Offer Accepted By:



/s/ Michael D. Radcliff  Date:   January 12, 2001
Michael D. Radcliff